Exhibit 107

The prospectus to which this Exhibit is attached is a final prospectus for the related offerings.  The maximum aggregate offering price for each offering is as follows:

•	with respect to notes linked to Microsoft Corporation, $6,348,000; and
•	with respect to notes linked to Mondelēz International, Inc., $183,000.